Exhibit 2.1

                                OPTION AGREEMENT

         OPTION AGREEMENT (this "Agreement"), dated as of March 3, 2000, between IDT Corporation, a Delaware corporation (the "Company"), and AT&T Corp., a New York corporation (the "Investor").

         WHEREAS, in order to induce the Company to execute a letter of intent, dated March 3, 2000, between the Investor and the Company, the Investor has agreed to purchase, at the election of the Company, Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock"), upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the Company and the Investor hereby agree as follows:

         Section 1.  Option.

         1.1. Grant of Option. The Investor hereby grants the Company an option to sell to the Investor (the "Option") 2,040,817 shares of Class B Common Stock (the "Investor Shares" or the "Securities"), at a price of $36.75 per share of Class B Common Stock (the "Strike Price") for an aggregate purchase price of $75,000,024.75.

         1.2. Exercise of Option. The Option shall be exercisable from April 2, 2000 until the earlier of (i) the date that is 180 days following the date of this Agreement and (ii) the sale by the Company of at least 12,500,000 shares of Class A Stock, $0.01 par value, of Net2Phone, Inc. ("Class A Common Stock") (or the issuance of a call or put on such shares) to a current holder of shares of Class A Common Stock (a "Third Party Sale") during the period (the "Exercise Period"), provided that if a Third Party Sale occurs or a Net2Phone Issuance Event occurs prior to the date that is 180 days following the date of this Agreement and the Option has been exercised, Investor shall have the right for 10 days following the Third Party Sale or Net2Phone Issuance Event to require the Company to repurchase the Investor Shares, in whole but not in part, at the Strike Price.

         A "Net2Phone Issuance Event" shall mean the authorization and issuance of shares of Class A Common Stock in excess of the currently authorized amount of Class A Common Stock at any time prior to the date that is 180 days after the date of this Agreement, provided that an authorization and issuance of shares of Class A Common Stock to the Investor shall not constitute a Net2Phone Issuance Event.

         1.3. Exercise Mechanics. The Company may exercise the Option by giving written notice to the Investor at any time during the Exercise Period (the "Exercise Notice").


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         1.4. Issuance of Class B Common Stock; Execution of Additional
Agreements. If the Company delivers an Exercise Notice hereunder, then at the Closing (as hereinafter defined):

         (a) The Investor will pay to the Company cash in immediately available funds in the amount representing the aggregate purchase price for the number of Investor Shares purchased by it (the "Purchase Price") to the bank account specified by the Company to Investor not later than two business days prior to the Closing Date.

         (b) The Company will issue and deliver to the Investor a share certificate or certificates representing the Investor Shares purchased hereunder by the Investor, which certificate or certificates shall be registered in the Investor's name or such name as the Investor designates.

         (c) The Company and the Investor shall execute and deliver the Lock-up and Registration Rights Agreement relating to the Investor Shares substantially in the form attached as Exhibit A hereto (the "Lock-up and Registration Rights Agreement").

         1.5. Closing. The issuance and delivery of the Investor Shares by the Company to the Investor and the delivery of the Purchase Price by the Investor to the Company (the "Closing"), will take place at the offices of Sullivan & Cromwell, 375 Park Avenue, New York, New York, at 10:00 A.M. on the business day that is ten business days after the date on which the conditions set forth in
Section 4 have been fulfilled or waived, or at such other time and place as the Company and the Investor may agree orally or in writing.

         1.6. Alternate Investment. If the Closing cannot occur because the condition in Section 4(c) has not been satisfied, then the Investor shall invest $75 million in equity securities issued by a subsidiary of the Company in a public offering, at the election of the Company, at the initial public offering price, provided that the Investor's obligation to purchase such securities shall be subject to conditions analogous to those set forth in Section 4(c).

         Section 2. Representations, Warranties and Acknowledgments of the Investor. The Investor hereby represents, warrants and acknowledges to the Company, as follows:

         2.1. No Registration of Investor Shares. The Investor is aware that the Investor Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), that such offer and sale are intended to be exempt from registration under the Act and the rules promulgated thereunder by the Securities and Exchange Commission (the "SEC"), and that the Securities cannot be offered, sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available. The Investor is also aware that sales or transfers of the Securities are further restricted by state securities laws and the provisions of this


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Agreement and that the certificates for the Securities will bear appropriate legends restricting their transfer pursuant to applicable laws, this Agreement and the Lock-up and Registration Rights Agreement.

         2.2. Suitability of Investment.

         (a) The Investor understands that there is no established market for the Securities;

         (b) The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Act as presently in effect and is acquiring the Securities for its own account, or for the account of another "accredited investor" who is an affiliate of the Investor and who can make all of the representations contained herein, for investment purposes only and not with a view to the resale or distribution thereof;

         (c) The Investor has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Securities, except in accordance with applicable federal and state securities laws and the provisions of this Agreement and the Lock-up and Registration Rights Agreement as long as such documents remain in effect;

         (d) The Investor has such knowledge and experience in financial, business and tax matters that the Investor is capable of evaluating the merits and risks relating to the Investor's investment in the Securities and making an investment decision with respect to the Company;

         (e) The Investor has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and the investment in the Securities;

         (f) Neither the Investor nor any of its affiliates has engaged in any activity that would be deemed a "general solicitation" under the provisions of Regulation D;

         (g) The Investor has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in the Securities and it has determined the Securities are a suitable investment for the Investor and that the Investor is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Company; and

         (h) The Investor is aware that there are substantial risks incident to an investment in the Securities.


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


         2.3. Corporate Authority. The Investor has all requisite corporate power and authority and has taken all corporate and other action necessary in order to execute, deliver and perform its obligations under this Agreement and the Lock-up and Registration Rights Agreement. This Agreement and the Lock-up and Registration Rights Agreement are valid and binding agreements of the Investor enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 3. Representations, Warranties and Acknowledgments of the Company. The Company hereby represents, warrants and acknowledges to the Investor as of the date hereof as follows:

         3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below).

         As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, prospects, business or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to the Company or (ii) in economic or business conditions generally or in the telecommunications or Internet telephony industries specifically, shall not be considered when determining if a Company Material Adverse Effect has occurred.

         3.2. Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Lock-up and Registration Rights Agreement. Each of this Agreement and the Lock-up and Registration Rights Agreement is or will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.3. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value, of which 24,100,383 shares


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were outstanding as of the close of business on the date hereof, 35,000,000 shares of Class A Stock, $.01 par value, of which 10,029,758 shares were outstanding as of the close of business on the date hereof, and 10,000,000 shares of Preferred Stock, $.01 par value, of which no shares are outstanding as of the close of business on the date hereof. All of the outstanding shares of Common Stock and Class A Stock have been duly authorized and are validly issued, fully paid and nonassessable. When issued, delivered and paid for in accordance with the terms of this Agreement, the Securities will be duly authorized, validly issued, fully paid and nonassessable.

         3.4. Company Reports; Financial Statements. As of their respective dates (or, if amended, as of the date of such amendment), (i) the Company's Annual Report on Form 10-K for the year ended July 31, 1999, and (ii) the Company's Quarterly Report on Form 10-Q for the period ended October 31, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports") did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth in such settlements (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         3.5. Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since October 31, 1999 there has not been any change in the financial condition, properties, prospects, business or results of operations of the Company that has had or could reasonably be expected to have a Company Material Adverse Effect.

         3.6. Compliance with Laws. Except as set forth in the Company Reports filed prior to the date hereof, the business of the Company has not been, and is not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this


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Agreement and the Lock-up and Registration Rights Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Lock-up and Registration Rights
Agreement.

         Section 4. Conditions to Obligations of the Investor. The obligation of the Investor to pay the Purchase Price for the Investor Shares to the Company is absolute, subject to the fulfillment or waiver at or before the Closing of each of the following conditions, any or all of which may be waived by the Investor:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3 hereof shall have been true and correct in all material respects as of the date of this Agreement (or as of such other earlier date or dates as of which any such representation and warranty may be expressly made).

         (b) Authorized Securities. The Company shall have adopted resolutions setting forth the terms of the Investor Shares, which shall have the rights, preferences and terms set forth in the form of Certificate of Amendment to the Restated Certificate of Incorporation attached as Exhibit B hereto (the "Certificate of Amendment"). The Company shall have filed the Certificate of Amendment with the Secretary of State of the State of Delaware, and the issuance of Class B Common Stock shall have been duly authorized, and upon payment of the Purchase Price by the Investor and delivery of the Investor Shares by the Company, the Investor Shares shall be validly issued, fully paid and nonassessable.

         (c) Governmental Filings. All notices, reports and other filings required to be made by the Company with, and consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Lock-up and Registration Rights Agreement by the Company and the exercise of the Option by the Company or the issuance and sale of the Securities by the Company hereunder have been made or obtained, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (d) No Violation. The execution, delivery and performance of this Agreement and the Lock-up and Registration Rights Agreement by the Company and the exercise of the Option by the Company or the issuance and sale of the Securities by the Company


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


hereunder do not and will not constitute or result in (i) a breach or violation of, or a default under, the certificate or by-laws of the Company, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any law or governmental or non-governmental permit or license to which the Company is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Lock-up and Registration Rights Agreement.

         (e) Certificate. The Investor shall have received a certificate, dated as of the Closing Date, executed by an executive officer of the Company and stating that, to the best knowledge of such executive officer, the conditions set forth in clauses (a), (b), (c) and (d) above have been satisfied.

         (f) Opinion of Counsel to the Company. Sullivan & Cromwell, counsel to the Company, shall deliver an opinion addressed to the Investor, dated the date of the Closing, with respect to the valid existence of the Company and due authorization and valid issuance of the Securities in form and substance customary and reasonably satisfactory to the Investor, and counsel to the Company (who may be internal counsel) shall deliver an opinion addressed to the Investor, dated the Closing Date, to the effect set forth in Sections 4(c) and 4(d) in form and substance customary and reasonably satisfactory to Investor.

         (g) Lock-up and Registration Rights Agreement. The Lock-up and Registration Rights Agreement shall have been duly executed and delivered by the Company.

         (h) HSR Act. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by this Agreement and the Lock-up and Registration Rights Agreement shall have expired or been terminated.

         Section 5. Conditions to Obligations of the Company. The obligation of the Company to deliver the Securities to the Investor is absolute, subject to the prior delivery by the Company of the Exercise Notice to the Investor and subject to the fulfillment or waiver at or before the Closing of each of the following conditions, any or all of which may be waived by the Company:


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         (a) Representations and Warranties. The representations and warranties of the Investor set forth in Section 2 hereof shall have been true and correct in all material respects as of the date of this Agreement (or as of such other earlier date or dates as of which any such representation and warranty may be expressly made).

         (b) Governmental Filings. All notices, reports and other filings required to be made by the Investor with, and consents, registrations, approvals, permits or authorizations required to be obtained by the Investor from a Governmental Entity, in connection with the execution and delivery of this Agreement and the Lock-up and Registration Rights Agreement by the Investor have been made or obtained.

         (c) No Violation. The execution, delivery and performance of this Agreement and the Lock-up and Registration Rights Agreement by the Investor do not and will not constitute or result in (i) a breach or violation of, or a default under, the certificate or by-laws of the Investor, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Investor (with or without notice, lapse of time or both) pursuant to any Contracts binding upon the Investor or any law or governmental or non-governmental permit or license to which the Investor is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement and the Lock-up and Registration Rights Agreement.

         (d) Certificate. The Company shall have received a certificate, dated as of the Closing Date, executed by an executive officer of the Investor and stating that, to the best knowledge of such executive officer, the conditions set forth in clauses (a), (b) and (c) above have been satisfied.

         (e) Lock-up and Registration Rights Agreement. The Lock-up and Registration Rights Agreement has been executed and delivered by the Investor.

         Section 6. Transfer Limitations: 1933 Act Legend.

         (a) Unless sold pursuant to an effective registration statement, each certificate representing Securities shall bear a legend substantially in the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT OR ANOTHER


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EXEMPTION FROM REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY
SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED AND ARE SUBJECT TO TRANSFER RESTRICTIONS AS SET FORTH IN A LOCK-UP AND REGISTRATION RIGHTS AGREEMENT, DATED MARCH 1, 2000, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY."

         The foregoing legend, if necessary, shall be removed from the certificates representing any Class B Common Stock, at the request of the holder thereof, at such time as (i) they are sold pursuant to an effective registration statement, (ii) they become eligible for resale pursuant to Rule 144(k) or another provision of Rule 144 of the Act pursuant to which all or a portion of Securities could be sold in a single transaction, or (iii) an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the proposed transfer is exempt from the Act; provided that in the case of clauses
(ii) and (iii) the holder is permitted to transfer the Securities pursuant to the Lock-up and Registration Rights Agreement.

         Section 7. Indemnification.

         7.1. Company Indemnification. The Company covenants and agrees to defend, indemnify and save and hold harmless the Investor, together with its officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Act), beneficial owners, attorneys and representatives, from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Company or a third party claim) (collectively, "Investor Losses") up to the amount equal to the Purchase Price arising out of or resulting from:

         (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, the Lock-up and Registration Rights Agreement or in any writing delivered pursuant to this Agreement or the Lock-up and Registration Rights Agreement or at the Closing; or

         (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement or the Lock-up and Registration Rights Agreement;

provided that the indemnity agreement contained in this 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).


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         7.2. Investor Indemnification. The Investor covenants and agrees to defend, indemnify and save and hold harmless the Company, together with its officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Act), attorneys and representatives, from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Investor or a third party claim) (collectively, "Company Losses"), up to the amount equal to the Purchase Price arising out of or resulting from:

         (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement or the Lock-up and Registration Rights Agreement or in any writing delivered pursuant to this Agreement or the Lock-up and Registration Rights Agreement or at the Closing; or

         (ii) the failure of the Investor to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement or the Lock-up and Registration Rights Agreement.

         7.3. Procedure. Each party entitled to be indemnified pursuant to
Section 7.1 and 7.2 (each, an "Indemnified Party") shall notify the other party in writing of any action against such Indemnified Party in respect of which the other party is or may be obligated to provide indemnification on account of
Section 7.1 or 7.2, promptly after the receipt of notice. The omission of any Indemnified Party so to notify the other party of any such action shall not relieve such other party from any liability which it may have to such Indemnified Party except to the extent the other party shall have been materially prejudiced by the omission of such Indemnified Party so to notify it, pursuant to this Section 7.3. In case any such action shall be brought against any Indemnified Party and it shall notify the other party of the commencement thereof, the other party shall be entitled to participate therein and, to the extent that such other party may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from it to such Indemnified Party of its election so to assume the defense thereof, the other party will not be liable to such Indemnified Party under Section 7.1 or 7.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the other party; provided, however, that (i) if the other party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the other party and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the other party, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the other party shall be liable for any


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


reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

         7.4. Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

         Section 8. Miscellaneous.

         8.1. Survival of Warranties. The representations and warranties set forth in Sections 2 and 3 hereof shall survive until the eighteen month anniversary of the Closing.

         8.2. Best Efforts to Satisfy Conditions. Each party shall use its best efforts to satisfy the conditions precedent to the Closing hereunder.

         8.3. Certain Limitations. The indemnification obligations of the parties hereto for any breach of a representation and warranty set forth in Sections 2 and 3 shall survive for only the period applicable to such representations and warranties as set forth in Section 8.1 of this Agreement, and thereafter all such representations and warranties of the parties hereto under this Agreement shall be extinguished; provided, however, that such indemnification obligation shall not be extinguished in the event of Investor Losses or Company Losses incurred as a result of an investigation, review, suit, claim or action that was instituted or begun prior to the expiration of the survival period set forth in Section 8.1.

         8.4. Successors and Assigns. This Agreement may not be assigned by the Investor or the Company without the prior written consent of the other party hereto and the attempted or purported assignment shall be void; provided, however, that the Investor may, without written consent of the Company, assign its rights and obligations hereunder to any of its Affiliates (provided that no such assignment shall relieve the Investor of its responsibility for the performance of the obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         As used in this Agreement, the term "Affiliates" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

         8.5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Company and the Investor hereby submits to the nonexclusive jurisdiction of the


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United States District Court for the Southern District of New York and of any
New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Company and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         8.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

         8.7. Captions and Headings. The captions and headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

         8.8. Notices. Unless otherwise provided, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal or facsimile delivery to the party to be notified or three business days after deposit with an internationally recognized courier service, delivery fees prepaid, and addressed to the party to be notified at the following respective addresses, or at such other addresses as may be designated by written notice; provided that any notice of change of address shall be deemed effective only upon receipt:

         If to the Company:

         IDT Corporation
         520 Broad Street
         Newark, New Jersey 07102
         Attn: Hal Brecher
         Fax:  (201) 928-2885

         with a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, New York 10004
         Attn: Robert S. Risoleo
         Fax: (212) 558-1600

         If to the Investor:

         AT&T Corp.
         295 North Maple Avenue, Room
         Basking Ridge, New Jersey 07920
         Attn: Marilyn Wasser
         Fax: (908) 221-6618

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019-6150
         Attn:  Seth A. Kaplan
         Fax:  (212) 403-2000

         8.9. Amendments and Waivers. All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the other parties to this Agreement.

         8.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         8.11. Entire Agreement. This Agreement (and the Exhibits and Schedules hereto) and the Lock-up and Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and discussions between them, and all documents delivered by or on behalf of the Company to the Investor and its agents and representatives, with respect to such subject matter.

         8.12. No Specific Enforcement. The parties agree that in the event of a breach of this Agreement, the parties shall not be entitled to specific performance of the terms hereof.

         8.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE

ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.13 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

                       [Signatures on the following page.]

         IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first above written.

                                        IDT CORPORATION


                                        By: /s/ HOWARD S. JONAS
                                            ---------------------
                                            Name:  Howard S. Jonas
                                            Title:  Chief Executive Officer

                                        AT&T CORP.


                                        By: /s/ JOHN C. PETRILLO
                                            ----------------------
                                            Name: John C. Petrillo
                                            Title:  Executive Vice President

                                    EXHIBIT A

                    LOCK-UP AND REGISTRATION RIGHTS AGREEMENT


         LOCK-UP AND REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of March __, 2000, by and between IDT Corporation, a Delaware corporation (the "Company"), and AT&T Corp., a New York corporation (the "Investor").

         WHEREAS, the Company and the Investor have entered into an Option Agreement, dated as of March 3, 2000; and

         WHEREAS, it is a condition to the Closing (as defined below) of the Option Agreement that the Company grant Investor the registration rights set forth herein, and it is a condition to the Company's execution of the Option Agreement that the Investor agree to the restrictions on transfer set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         Section 1. Definitions. For the purposes of this Agreement:

              (a) The term "Affiliate" means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

              (b) The terms "Closing" and "Closing Date" mean the date of the Closing, as such term is defined in the Option Agreement.

              (c) The term "Holder" means a holder of Registrable Securities or, unless the context otherwise requires, securities convertible into or exercisable for Registrable Securities.

              (d) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement.

              (e) The term "Registrable Securities" means the shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") issued to the Investor pursuant to the Option Agreement (the "Securities"); provided, however, that such Securities shall cease to be Registrable Securities when and to the extent that (i) such Securities have been sold pursuant to an effective registration statement under the Act, (ii) such Securities have become eligible for resale pursuant to Rule 144(k) of the Act (or any similar provision then in force) or another provision of Rule 144 of the Act pursuant to which all of the Investor's Securities are immediately eligible for resale or (iii) such Securities have ceased to be outstanding.

         Section 2. Registration Rights.

         2.1. (a) Registration Upon Demand. At any time on or after the first anniversary of the Closing Date, one or more holders that in the aggregate beneficially own at least 20% of the Registrable Securities may make a demand that the Company effect the registration of all or part of such Holders' Registrable Securities (an "S-3 Demand Registration"). Upon receipt of a valid request for an S-3 Demand Registration, the Company shall promptly, in and any event no later than 15 days after such receipt, notify all other Holders of the making of such demand and shall use its reasonable efforts to register under the Act as expeditiously as may be practicable the Registrable Securities which Holders have requested the Company to register in accordance with this Section
2.1. Notwithstanding the foregoing, the Company shall not be required to effect any registration if the number of Registrable Securities that the Company shall have been requested to register shall, in the aggregate, be less than 10% of the number of shares of Class B Common Stock purchased by the Investor on the Closing Date. The Holders shall have the right to two (2) S-3 Demand Registrations pursuant to this Section 2.1(a).

         (b) Effective Registration Statement. A registration requested pursuant to Section 2.1(a) hereof shall not be deemed to have been effected (i) if a registration statement with respect thereto has not been declared effective by the Securities and Exchange Commission ("SEC"), (ii) if after it has become effective and prior to the date ninety (90) days after the effective date, such registration is materially interfered with by any stop order, injunction or similar order or requirement of the SEC or other governmental agency or court for any reason not attributable to any of the Holders and has not thereafter become effective for not less than ninety (90) additional consecutive days, or
(iii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of a Holder

         2.2. "Piggy-Back" Registration. (a) At any time after the first anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, if the Company proposes to register any securities under the Act in connection with any offering of its securities (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation), whether or not for its own account, the Company shall furnish promptly, and in any event not less than 10 days in advance, written notice to the Holders of its intention to effect such registration and the intended method of distribution in connection therewith. Upon the written request of a Holder made to the Company within 15 days after the receipt of such notice by the Company, the Company shall include in such registration the requested number of the Holder's Registrable Securities (a "Piggy-Back Registration"). If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its Common Stock and any other securities, all upon the terms and conditions set forth herein.

         (b) Nothing in this Section 2.2 shall create any liability on the part of the Company or any other person to the Holders if the Company, for any reason, decides not to file a registration statement proposed to be filed pursuant to Section 2.2(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice under Section 2.2(a) or otherwise.

         2.3. Blackout Periods for Holders. If the board of directors of the Company determines in good faith that the registration and distribution of Registrable Securities pursuant to Section 2.1 or Section 2.2 hereof (or the use of a registration statement or related prospectus) would be materially detrimental to the Company or its shareholders, including (without limitation) that such filing could result in disclosure of material non-public information or could interfere with the Company's financing plans, and therefore the board of directors determines that it is in the Company's best interest to defer the filing or inclusion of Registrable Securities (as the case may be), and promptly gives the Holders written notice of such determination in the form of a certificate signed by an executive officer of the Company following their request to register any Registrable Securities pursuant to Section 2.1 or
Section 2.2, the Company shall be entitled to (i) postpone the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Section 2.1 hereof for a reasonable period of time, but not to exceed 90 days (a "Demand Blackout Period") after the date of such request, provided that the Company's exercise of its rights under this Section 2.3 (x) shall not result in Demand Blackout Periods for more than 180 days in any 365 day period and (y) shall not result in Demand Blackout Periods that are separated by less than 45 days, or (ii) exclude all or a portion of the Registrable Securities (on a pro-rata basis by Holder) otherwise required to be registered pursuant to Section 2.2. hereof. The Company shall promptly notify each holder of the expiration or earlier termination of any Demand Blackout Period.

         2.4. Obligations of the Company. Whenever the Company is required to effect the registration of any Registrable Securities under this Section 2, the Company shall, at its expense and as expeditiously as may be practicable:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, use reasonable efforts to keep such registration statement effective for not less than ninety (90) days.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of applicable law with respect to the disposition of all of the Registrable Securities covered by such registration statement.

         (c) Use its best efforts to qualify such Registrable Securities (i) for quotation on the NASDAQ National Market or listing on the New York Stock Exchange, Inc. or (ii) if neither such quotation system or exchange is available for quotation or listing, for listing on a national securities exchange selected by a majority in interest of the Holders of the Registrable Securities being registered.

         (d) Furnish to the Holders of Registrable Securities registering such securities such numbers of copies of a prospectus, including a preliminary prospectus (in the event of an underwritten offering), in conformity with the requirements of applicable law, and such other documents as each such Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

         (e) Use reasonable efforts to register and qualify the securities covered by such registration statement under state blue sky laws in any U.S. jurisdictions in which such registration and qualification is reasonably requested by any Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.

         (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and substance as agreed to by the Company and the managing underwriter of such offering.

         (g) Promptly notify the Holders in writing: (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to the registration statement or related prospectus or any written request by the SEC for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or prospectus or any amendment or supplement thereto or the initiation of any proceedings by any person for that purpose, and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and (iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction or the initiation or overt threat of any proceeding for such purpose.

         (h) Notify the Holders in writing on a timely basis, at any time when a prospectus relating to such Registrable Securities is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (i) Furnish, at the request of any Holder participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective,
(i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as if customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in the registration, addressed to the underwriters, if any, and to the Holders participating in the registration of Registrable Securities and (ii) a "Cold Comfort" letter dated as of such date, from the independent certified public accountants to the underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in the registration, addressed to the board of directors of the Company, to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders participating in the registration of Registrable Securities.

         (j) Use reasonable efforts to cause the transfer agent to remove restrictive legends on certificates representing the securities covered by such registration statement, as the Company determines to be appropriate, upon advice of counsel.

         (k) Prepare and file with the SEC, promptly upon the request of any such Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders, is required under the Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by such Holders.

         (l) Make available for inspection by any Holder of such Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information (together with the Records, the "Information") reasonably requested by any such Inspector in connection with such registration statement. Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless
(i) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (ii) such Information has been made generally available to the public or (iii) as necessary to enforce a Holder's rights under this Agreement. Each Holder of Registrable Securities shall be responsible for any breach of the foregoing covenant by any Inspector retained by or on behalf of such Holder. The Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential and the Inspectors shall not disclose such Information until such action is determined.

         (m) Provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities.

         (n) Use its reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities pursuant to the terms contemplated hereby.

         2.5. Furnish Information.

         (a) It shall be a condition precedent to the obligation of the Company to include any Registrable Securities of any Holder in a registration statement pursuant to this Section 2 that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, any other securities of the Company held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of the Registrable Securities held by such Holder. Any such information shall be provided to the Company within any reasonable time period requested by the Company.

         (b) Each Holder shall notify the Company, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable registration statement, as then in effect, in each case only with respect to information provided by such Holder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Such Holder shall immediately upon the happening of any such event cease using such prospectus. Any other Holders shall cease using such prospectus immediately upon receipt of notice from the Company to that effect. If so requested by the Company, each Holder shall promptly return to the Company any copies of any prospectus in its possession (other than one permanent file copy) that contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

         2.6. Expenses of Registration. The Company shall bear and pay all reasonable expenses incurred in connection with any registration, filing or qualification of Registrable Securities pursuant to Section 2.1 or Section 2.2 including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, but excluding underwriting discounts and commissions relating to the Registrable Securities. The Company also shall be required to pay and bear the legal fees of one counsel for the Holders in an amount not to exceed $25,000 in connection with any registration.

         2.7. Underwriting Requirements. In connection with any underwritten offering of a Holder's Registrable Securities, the Company shall not be required under Section 2.4 to register any of such Registrable Securities in connection with such underwritten offering unless (i) in the case of a registration pursuant to Section 2.1, the Company consents to the underwriters selected by the Holders participating in the registration (which consent shall not be unreasonably withheld) and (ii) in the case of a registration pursuant to
Section 2.2, the Holder accepts the underwriters selected by the Company and then, in either case (i) or (ii), the Company shall be required to register Registrable Securities only in such quantity as the lead managing underwriter determines, in its good faith discretion, will not jeopardize the success of the offering by the Company. To the extent that the lead managing underwriter will not permit the registration of all of the Registrable Securities sought to be registered, in the case of a registration pursuant to Section 2.1 or 2.2, the Registrable Securities to be included shall be apportioned among the Holders on a pro rata basis (based on the number of shares of Class B Common Stock proposed to be registered by each), first among the Holders of Registrable Securities to be registered pursuant to Section 2.1, and thereafter among the Holders of Registrable Securities to be registered pursuant to Section 2.2; provided, however, that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted such that all shares that are not Registrable Securities and all shares that are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. Those Registrable Securities and other securities that are excluded from the underwriting by reason of the managing underwriter's marketing limitation and all other Registrable Securities not originally requested to be so included shall not be included in such registration and shall be withheld from the market by the Holders thereof for a period, not to exceed 90 days, which the managing underwriter reasonably determines necessary to effect the underwritten public offering. No Holder of Registrable Securities shall be entitled to participate in an underwritten offering unless such Holder enters into, and performs its obligations under, one or more underwriting agreements and any related agreements and documents (including an escrow agreement and/or a power of attorney with respect to the disposition of the Registrable Securities), in the form that such Holder shall agree to with the lead managing underwriter of the transaction. If any Holder disapproves of the terms of any underwriting, it may elect, prior to the execution of any underwriting agreement, to withdraw there from by written notice to the Company and the lead managing underwriter. Any Registrable Securities so withdrawn from an underwriting by such Holder shall be withdrawn from such registration and shall not be transferred in a public distribution prior to 180 days following the effective date of the registration statement relating thereto.

         2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

         2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and each person, if any, who controls such Holder within the meaning of the Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and their respective directors, officers, and each person, if any, who controls the Holder within the meaning of the 1934 Act (each, an "Indemnified Person"), against any losses, claims, damages, or liabilities joint or several) to which they may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (collectively, a "Violation") (x) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any final prospectus contained therein or any amendments or supplements thereto or (y) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (z) any violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law in connection with the offering covered by any registration statement; and the Company will pay to each Indemnified Person any reasonable legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by a Holder expressly for use in connection with such registration or is caused by any failure by the Holder to deliver a prospectus or preliminary prospectus (or amendment or supplement thereto) as and when required under the Act after such prospectus has been timely furnished by the Company.

         (b) To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, and each person, if any, who controls the Company within the meaning of the Act or the 1934 Act (each, an "Indemnified Person"), against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation is caused by (x) any untrue statement or alleged untrue statement contained in, or by any omission or alleged omission from, information furnished in writing to the Company by the Holder specifically and expressly for use in any such registration statement or prospectus but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof or (y) any failure by the Holder to deliver a prospectus or preliminary prospectus (or amendment or supplement thereto) as and when required under the Securities Act after such prospectus has been timely filed by the Company. Such Holder will pay any reasonable legal or other expenses incurred by any Indemnified Person pursuant to this Section 2.9(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder upon its sale of Registrable Securities included in the registration statement.

         (c) Promptly after receipt by an Indemnified Person under this Section
2.9 of notice of the commencement of any action (including any governmental action), such Indemnified Person will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided that an Indemnified Person (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such Indemnified Person by the counsel retained by the indemnifying party would be inappropriate (in the opinion of the Indemnified Person) due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnified Person under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any Indemnified Person otherwise than under this Section 2.9; provided, that in no event shall any indemnity under this Section 2.9(c) exceed the net proceeds from the offering received by such Holder upon its sale of Registrable Securities included in the registration statement.

         (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such Indemnified Person thereunder, agrees to contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.

         (e) The obligations of the Company and the Holders under this Section
2.9 shall survive the completion of any offering of Registrable Securities under a registration statement pursuant to this Section 2.

         2.10. Lock-up and Permitted Transfers. At any time prior to the first anniversary of the Closing Date, Investor shall not offer, sell, contract to sell or otherwise dispose of any Class B Common Stock (including entering into any agreement or arrangement that has the effect of transferring all or a substantial part of the economic effect of holding the Class B Common Stock) without the written consent of the Company; provided, however, that the Investor shall be permitted to transfer (i) all or part of the Class B Common Stock to an Affiliate of the Investor, if such Affiliate and the Investor agree for the benefit of the Company that such Affiliate shall remain an Affiliate of the Investor until at least the first anniversary of the Closing Date, and (ii) up to 20% of the aggregate number of shares of Class B Common Stock purchasable pursuant to the Option Agreement to any party, to the extent necessary to remedy a breach by the Investor of Section 11.1 of the Framework Agreement, dated as of October 23, 1998, by and among the Investor, VLT Corporation, British Telecommunications plc, BT (Netherlands) Holdings B.V. and Thistle B.V. (the "Framework Agreement") (each such transferee, a "Permitted Transferee"); provided that in connection with any proposed transfer pursuant to clause (ii) above, (x) the Investor shall deliver to the Company a certificate of an executive officer of the Investor setting forth in reasonable detail a computation made in accordance with the Framework Agreement and demonstrating that the proposed sale will remedy such breach, and
(y) the Company and the Investor shall have agreed to the reinvestment of the net proceeds from the sale of such shares in equity securities of an Affiliate of the Company in such a manner so as not to cause a breach under the Framework Agreement. Without limiting any other remedy that may be available to the Company, failure of the Investor or any Permitted Transferee to comply with the provisions of this Section 2.10 shall result in termination of the Company's obligations under Section 2.1 and Section 2.2 of this Agreement with respect to the affected Class B Common Stock.

         2.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a Permitted Transferee of Registrable Securities; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree with the Company in writing to be subject to all restrictions set forth in this Agreement. No other assignment of the Investor's or any Holder's rights hereunder shall be permitted, and the attempted or purported assignment in violation of this provision shall be void.

         2.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable efforts to:

         (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

         (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the 1934 Act; and

         (c) So long as a Holder owns any Registrable Securities, furnish such Holder upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Act, and of the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

         2.13 Self-Tender Protection. Until such time as the Investor and its Permitted Transferees hold less than 50% of the shares of Class B Common Stock issued to the Investor pursuant to the Option Agreement, the Company shall not make a tender offer for its common stock, par value $.01 per share ("Common Stock"), unless such offer is extended ratably and for equivalent per share consideration to the Investor and its Permitted Transferees in respect of shares of Class B Common Stock then held by them.

         2.14. Third Party Tender Protection. Until such time as the Investor and its Permitted Transferees hold less than 50% of the Class B Common Stock issued to the Investor pursuant to the Option Agreement, if (i) any person makes a tender offer for the Common Stock, (ii) such tender offer is consummated with respect to more than 20% of the outstanding Common Stock and (iii) such tender offer is not extended ratably and on an equal consideration basis to the Investor and its Permitted Transferees in respect of their holdings of Class B Common Stock, then within ten (10) business days of the date of consummation of such tender offer, the Company shall make an offer to purchase, for consideration equivalent to that paid in such tender offer, a portion of the Class B Common Stock held by the Investor and its Permitted Transferees equivalent to the portion of the outstanding Common Stock purchased pursuant to such tender offer.

         2.15. Assignment of Tender Protections. Notwithstanding Section 2.11, the provisions in Sections 2.13 and 2.14 shall be automatically assigned to, and shall be enforceable against the Company by, subsequent holders of the shares of Class B Common Stock to be issued and sold hereunder, but only for so long as there is no public market for the Class B Common Stock.

         Section 3. Miscellaneous.

         3.1. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing contained herein shall be construed as permitting any transfer of any securities of the Company in violation of any applicable law or agreement.

         3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Investor and the Company hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Investor and the Company irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         3.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         3.4. Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         3.5. Notices. Unless otherwise provided, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon (i) personal or facsimile delivery to the party to be notified, (ii) one business day after deposit with an internationally recognized courier service, delivery fees prepaid, or (iii) three business days after deposit with the U.S. mail, return-receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses as may be designated by written notice; provided that any notice of change of address shall be deemed effective only upon receipt.

         If to the Company:

         IDT Corporation
         520 Broad Street
         Newark, New Jersey 07102
         Attn: Hal Brecher
         Fax:  (201) 928-2885
         with a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, New York 10004
         Attn: Robert S. Risoleo
         Fax: (212) 558-1600

         If to the Investor:

         AT&T Corp.
         295 North Maple Avenue
         Basking Ridge, New Jersey 07920
         Attn: Marilyn Wasser
         Fax: (908) 221-6618

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019-6150
         Attn: Seth A. Kaplan
         Fax:  (212) 403-2000

         3.6. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained written consent of Holders owning in the aggregate 51% of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or departure.

         3.7. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         3.8. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the matters contemplated hereby, other than those set forth herein or made hereunder.

         3.9. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SERIES A COMMON OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 3.9 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

                       [Signatures on the following page.]

         IN WITNESS WHEREOF, the parties have executed this Lock-up and Registration Rights Agreement as of the date first above written.

                                      IDT CORPORATION


                                      By:
                                          -----------------------------
                                           Name:
                                           Title:



                                      AT&T CORP.


                                      By:
                                          -----------------------------
                                           Name:
                                           Title:

                                    EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                IDT CORPORATION

        (pursuant to Section 242 of the Delaware General Corporation Law)

         IDT Corporation, a Delaware corporation, hereby certifies as follows:

         1. The name of the corporation is IDT Corporation (hereinafter the "Corporation").

         2. The Corporation's Certificate of Incorporation was initially filed with the Secretary of State of the State of Delaware on December 22, 1995 and a Restated Certificate of Incorporation was filed on February 7, 1996.

         3. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the preamble of Article Fourth thereof and replacing it with the following:

                    "FOURTH: The aggregate number of shares of all classes of
              capital stock which the Corporation shall have the authority to issue is two hundred and forty five million (245,000,000) shares, consisting of (a) 100,000,000 shares of common stock, par value $0.0l per share ("Common Stock"), (b) 35,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Stock"), (c) 100,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Stock", and collectively, such Common Stock, Class A Stock and Class B Stock are referred to herein as the "Common Shares"), and (d) 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

          4. The Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting Sections 1(h), 2(a), 2(b), 2(c) and 2(d) of Article Fourth and replacing them with the following:

              "1. Preferred Stock

              (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payments of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock, the Class A Stock, the Class B Stock or shares of stock of any other class or any other series of this class;"

              "2. Common Stock, Class A Stock and Class B Stock

              (a) General. Except as hereinafter expressly set forth in Section 2, and subject to the rights and preferences of the holders of Preferred Stock at any time outstanding, the Class A Stock, Class B Stock and the Common Stock, all of which are classes of common stock, shall have the same rights and privileges and shall rank equally, share ratably and be identical in respects as to all matters, including rights in liquidation.

              (b) Voting Rights. Except as otherwise provided in this Restated Certificate of Incorporation or as expressly provided by law, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the Common Shares have exclusive voting rights on all matters requiring a vote of the Corporation.

                    The holders of Common Stock shall be entitled to one vote
              per share on all matters to be voted on by the stockholders of the Corporation. The holders of Class A Stock shall be entitled to three votes per share on all matters to be voted on by the stockholders of the Corporation. The holders of Class B Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the Corporation, including (without limitation) the election of directors to the Board of Directors, except for such matters where applicable law or regulation or quotation or listing obligation requires that such holders be entitled to vote, in which case holders of Class B Stock shall be entitled to one-tenth (1/10) of a vote per share.

                    Except as otherwise provided in this Restated Certificate of
              Incorporation or as required by law, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of shares of Class A Stock, the holders of Class B Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

              (c)(1) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, as it may be amended from time to time, holders of Class A Stock, holders of Class B Stock and holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Stock, the Class B

              Stock or the Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of common stock; provided, further, however, that a dividend of shares may be declared and paid in Class A Stock to holders of Class A Stock, in Class B Stock to holders of Class B Stock and in Common Stock to holders of Common Stock if the number of shares paid per share to holders of Class A Stock, to holders of Class B Stock and to holders of Common Stock shall be the same. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Stock, Class B Stock or Common Stock, the outstanding shares of the other classes of common stock shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Class A Stock, Class B Stock or Common Stock, as the case may be, have been subdivided, combined or reclassified.

              (2) Consideration in Merger and Similar Transactions. The Corporation shall not be a party to a merger, recapitalization, reclassification or similar transaction where the Corporation is not the surviving entity or all of the outstanding Common Stock is purchased or exchanged for or converted into a different security or cash or other property, or any combination thereof (an "Extraordinary Transaction"), unless the per share consideration received by holders of Class B Stock in connection with the Extraordinary Transaction is the same as the per share consideration received by the holders of Common Stock in connection with the Extraordinary Transaction.

              (d) Optional Conversion.

              (1) The shares of Common Stock and Class B Stock are not convertible into or exchangeable for shares of Class A Stock.

              (2) Each share of Class A Stock may be converted, at any time and at the option of the holder thereof, into one fully paid and nonassessable share of Common Stock.

              (3) Each share of Class B Stock may be converted, at any time and at the option of the Corporation, into one fully paid nonassessable share of Common Stock."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this ___ day of March, 2000.

                                         IDT CORPORATION


                                         By:
                                             ------------------------------
                                             Name:
                                             Title: